                                                                Exhibit 10(c)(v)

February 14, 1997


CONFIDENTIAL

Mr. Robert R. Roehrich
454 Carrol Gate
Wheaton, Illinois 60187

Dear Bob:

On behalf of the Board of Directors, I am pleased to offer you the position of President and Chief Executive Officer of Concorde Career Colleges, Inc. This contract will set forth the terms and conditions of employment.

Date of Appointment:      Approximately - April 1, 1997
                          Contingent upon the closing of the transaction with Cahill Warnock.

Base Pay:                 $200,000 annually, to be adjusted every January 1st
                          based on achievement of performance-based objectives.
                          Salary to be paid every two weeks.

Bonus:                    A bonus based on performance will be awarded annually.
                          Bonus will be based on mutually agreed-upon annual performance objectives, with no upper limit.

                          Year 1: guaranteed bonus for calendar year 1997 in the amount of $40,000 to be paid on the first anniversary of this contract.

                          Years 2-5: bonus of at least $40,000 based on performance, with no upper limit. Paid on the annual anniversary of the contract.

Stock Options:            Stock option plan for 5% of the Company's fully
                          diluted common stock as follows:

                          On commencement of employment - 1% granted and vested at $1.00 per share. An additional 4% granted at the time of commencement of employment at the lower of $2.00 or the closing price of the stock on that day. 1% to be vested at the end of each full year of employment. Each 1% is equal to 115,000 shares.

February 14, 1997
CONFIDENTIAL
Mr. Robert R. Roehrich


Benefits:                .  Medical per Company plan
                         .  Dental per Company plan
                         .  Life Insurance per Company plan
                         .  Vacation:   4 weeks per year
                         .  Leased vehicle comparable to a Volvo, plus insurance
                            and maintenance on car.

Relocation:              Concorde will pay all reasonable and necessary moving
                         expenses, as well as travel for yourself and members of your family as needed during the transition period.
                         Prior to the family moving to Kansas City, Concorde will pay for Bob Roehrich's accommodations in Kansas
                         City and travel to Chicago on weekends. Concorde to pay closing costs on the sale of your home up to a maximum of $25,000.

Severance:               In the unlikely event of termination without cause at
                         any time, or if you decide to leave after eighteen months from the signing of the contract, Concorde will pay you one year of your base salary.

                         Termination with cause is defined as termination due to:

                         .  conviction of a felony
                         .  breach of fiduciary duty
                         .  acts of dishonesty
                         .  fraud
                         .  abuse of alcohol or controlled substances

Bob, the Board is unanimous in its support for you and enthusiastic about your ability to lead Concorde Career Colleges into a wonderful new period in its history. On a personal note, I am looking forward to working closely with you to help you achieve our dreams for Concorde.

Sincerely,

/s/ Jack L. Brozman

Jack L. Brozman               Accepted:     /s/ Robert R. Roehrich
Chairman of the Board                       ----------------------------
                                            Robert R. Roehrich

                              Date:         April 1, 1997
                                            ----------------------------